Exhibit 99.1

SAKS INCORPORATED ANNOUNCES DECEMBER
COMPARABLE STORE SALES INCREASE OF 2.4%

	Contact:	Julia Bentley
(865) 981-6243
FOR IMMEDIATE RELEASE		www.saksincorporated.com

Birmingham, Alabama (January 5, 2006)--Retailer Saks Incorporated (NYSE: SKS) (the “Company”) today announced that for the five weeks ended December 31, 2005 compared to the five weeks ended January 1, 2005, total Company comparable store sales increased 2.4% and total sales decreased 15.0%. By segment, comparable store sales increased 1.8% for SDSG and increased 3.1% for SFAE for the month. Sales below are in millions and represent sales from owned departments only.

For the five weeks ended December 31, 2005 compared to the five weeks ended January 1, 2005, owned sales were:

			Total	Comparable
	This Year	Last Year	(Decrease)	Increase
SDSG	$514.6	$658.7	(21.9%)	1.8%
SFAE	383.8	397.6	( 3.5%)	3.1%
Total	$898.4	$1,056.3	(15.0%)	2.4%

At SFAE, a store-wide merchandise clearance event, which typically begins on December 26, was accelerated to December 21 this year.

Merchandise categories with the best sales performances for SDSG in December were intimate apparel, children’s apparel, shoes, junior’s apparel, and women’s better sportswear. Categories with the softest sales performances for SDSG in December were dresses, women’s petite sportswear, women’s moderate sportswear, and furniture. Categories with the best sales performances for SFAE in December were women’s and men’s contemporary sportswear, women’s designer apparel, bridal, and men’s shoes. Categories with the softest performances for SFAE in December were women’s bridge apparel, fashion jewelry, gifts, and intimate apparel.

For the two months ended December 31, 2005 compared to the two months ended January 1, 2005, owned sales were:

			Total	Comparable
	This Year	Last Year	(Decrease)	Increase
SDSG	$807.7	$1,024.0	(21.1%)	2.0%
SFAE	634.2	668.2	( 5.1%)	0.9%
Total	$1,441.9	$1,692.2	(14.8%)	1.5%

On a year-to-date basis, for the eleven months ended December 31, 2005 compared to the eleven months ended January 1, 2005, owned sales were:

			Total
			Increase	Comparable
	This Year	Last Year	(Decrease)	Increase
SDSG	$3,047.8	$3,487.3	(12.6%)	0.4%
SFAE	2,547.3	2,545.9	0.1%	4.0%
Total	$5,595.1	$6,033.2	( 7.3%)	2.0%

The Company completed the sale of its SDSG Proffitt’s/McRae’s business to Belk, Inc. effective Midnight on July 2, 2005. Therefore, Proffitt’s/McRae’s sales are included in prior year sales and in current year sales through June 2005 (fiscal month ended July 2, 2005). Beginning in July 2005 (fiscal month beginning July 3, 2005), Proffitt’s/McRae’s sales are excluded from total company and comparable sales. The Saks Fifth Avenue store in New Orleans is closed due to hurricane damage and has been removed from the comparable store sales calculation. Revenues for the New Orleans store totaled approximately $7.7 million in December 2004.

Saks Incorporated operates Saks Fifth Avenue Enterprises (SFAE), which consists of 55 Saks Fifth Avenue stores, 50 Saks Off 5th stores, and saks.com. The Company also operates its Saks Department Store Group (SDSG) with 40 Parisian stores; 142 Younkers, Herberger's, Carson Pirie Scott, Bergner's, and Boston Store stores (collectively known as the Northern Department Store Group or “NDSG”); and 58 Club Libby Lu specialty stores.

On October 31, 2005, the Company announced it had reached an agreement to sell NDSG to The Bon-Ton Stores, Inc. for $1.185 billion. The transaction is expected to close early in the first fiscal quarter of 2006.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the department and specialty store industries as well as other retail channels; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with HSBC Bank Nevada, N.A.; geo-political risks; changes in interest rates; the outcome of the formal investigation by the Securities and Exchange Commission and the inquiry the Company understands has been commenced by the Office of the United States Attorney for the Southern District of New York into the matters that were the subject of the investigations conducted during 2004 and 2005 by the Audit Committee of the Company’s Board of Directors and any related matters that may be under investigation or the subject of inquiry; the ultimate amount of reimbursement to vendors of improperly collected markdown allowances; the ultimate impact of improper timing of recording of inventory markdowns; the ultimate impact of incorrect timing of recording of vendor markdown allowances; the outcome of the shareholder litigation that has been filed relating to the matters that were the subject of the Audit Committee’s initial investigation; and the effects of the delay in the filing with the SEC of the Company’s Form 10-K for the fiscal year ended January 29, 2005 and its Quarterly Reports on Form 10-Q for the fiscal quarters ended April 30, 2005 and July 30, 2005. For additional information regarding these and other risk factors, please refer to Exhibit 99.1 to the Company’s Form 10-K for the fiscal year ended January 29, 2005 filed with the SEC, which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

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